Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 2, 2021, among (i) each of the Guaranteeing Subsidiaries listed on the signature pages hereto (each, a “Guaranteeing Subsidiary” and collectively, the “Guaranteeing Subsidiaries”), each a subsidiary of Ingram Micro Inc., a Delaware corporation (as successor by merger to Imola Merger Corporation, a Delaware corporation) (the “Issuer”), (ii) Imola Acquisition Corporation, a Delaware corporation the “Guaranteeing Parent”) the direct parent of the Issuer, (iii) the Issuer and (iv) The Bank of New York Mellon Trust Company, N.A., as trustee (in such capacity, the “Trustee”) and collateral agent (in such capacity, the “Notes Collateral Agent”) under the Indenture referred to below.

WITNESSETH

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee and Notes Collateral Agent an indenture (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), dated as of April 22, 2021, providing for the issuance of 4.750% Senior Secured Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries and the Guaranteeing Parent shall execute and deliver to the Trustee a supplemental indenture pursuant to which each Guaranteeing Subsidiary and the Guaranteeing Parent shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture without the consent of Holders of the Notes; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each Guaranteeing Subsidiary, the Guaranteeing Parent, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. GUARANTEE.

(a) Each Guaranteeing Subsidiary and the Guaranteeing Parent hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b) Each Guaranteeing Subsidiary and the Guaranteeing Parent hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No manager, managing director, director, officer, employee, incorporator or equity holder, including members, of the Issuer, any Subsidiary or any direct or indirect parent of the Issuer, as such, will have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture by facsimile, email or other electronic means shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary and the Guaranteeing Parent, and the Trustee assumes no responsibility for their correctness.

8. BENEFITS ACKNOWLEDGED. Each Guaranteeing Subsidiary’s and the Guaranteeing Parent’s Guarantee is subject to the terms and conditions in the Indenture. Each Guaranteeing Subsidiary and the Guaranteeing Parent acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

9. SUCCESSORS. All agreements of each Guaranteeing Subsidiary and the Guaranteeing Parent in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Issuer and the Trustee in this Supplemental Indenture shall bind its successors.

10. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the date first above written.

IMOLA ACQUISITION CORPORATION

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	President and Treasurer

INGRAM MICRO INC.

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	Vice President

[Imola – First Supplemental Indenture]

ACTIFY LLC
BPGH LLC
BRIGHTPOINT DISTRIBUTION LLC
BRIGHTPOINT GLOBAL HOLDINGS II, INC.
BRIGHTPOINT INTERNATIONAL LTD.
BRIGHTPOINT LATIN AMERICA LLC
BRIGHTPOINT NORTH AMERICA L.P.
BRIGHTPOINT NORTH AMERICA LLC
BRIGHTPOINT NORTH AMERICA SERVICES LLC
BRIGHTPOINT SERVICES, LLC
BRIGHTPOINT, INC.
CLOUD HARMONICS, INC.
CLOUDBLUE LLC
EXPORT SERVICES INC.
INGRAM MICRO AMERICAS INC.
INGRAM MICRO DELAWARE INC.
INGRAM MICRO L.P.
INGRAM MICRO LATIN AMERICA & CARIBBEAN LLC
INGRAM MICRO MANAGEMENT COMPANY
INGRAM MICRO MEXICO LLC
INGRAM MICRO PHILIPPINES BPO LLC
INGRAM MICRO SB INC.
INGRAM MICRO SERVICES LLC
INGRAM MICRO SINGAPORE INC.
INGRAM MICRO TEXAS L.P.
INGRAM MICRO TEXAS LLC
INGRAM MICRO TRANSPORTATION MANAGEMENT
SERVICES LLC
NETXUSA, INC.
PROMARK TECHNOLOGY, INC.
RENUGO LLC
RUTLEDGE COMPANY, INC.
SECUREMATICS, INC.
SHIPWIRE, INC.
SOFTCOM AMERICA INC.
TOUCHSTONE WIRELESS REPAIR AND LOGISTICS, LP
WIRELESS FULFILLMENT SERVICES HOLDINGS, INC.
WIRELESS FULFILLMENT SERVICES LLC

By:	/s/ Mary Ann Sigler
Name:	Mary Ann Sigler
Title:	Vice President

[Imola – First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely as Trustee and as Notes Collateral Agent

By:	/s/ Kenneth Helbig
Name:	Kenneth Helbig
Title:	Vice President

[Imola – First Supplemental Indenture]